Exhibit k.10

[Form of Purchase Agreement]

PURCHASE AGREEMENT

By and Between

CAPITALA FINANCE CORP.

And

CAPITALSOUTH PARTNERS FUND I LIMITED PARTNERSHIP

Dated as of September 24, 2013

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (“Agreement”) is made as of September 24, 2013, by and among Capitala Finance Corp., a Maryland corporation (“Buyer”), CapitalSouth Fund I Limited Partnership, a North Carolina limited partnership (“Seller”), and CapitalSouth Partners, LLC, a North Carolina limited liability company, as the general partner of Seller (the “General Partner”). Each of Buyer, Seller and the General Partner may be referred to individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Buyer is a corporation organized under the Maryland General Corporation Law;

WHEREAS, Seller is a Delaware limited partnership and operated in accordance with the terms set forth in that certain Amended and Restated Limited Partnership Agreement of the Seller dated as of December 4, 2000 (such agreement, as amended from time-to-time, the “Partnership Agreement”);

WHEREAS, the General Partner is the general partner of Seller and has the authority to cause Seller to enter into transactions relating to the sale of Seller’s assets;

WHEREAS, Seller desires to sell, transfer and assign to Buyer, and Buyer desires to purchase, accept and assume from Seller, certain assets and liabilities of Seller for the consideration and on the terms and subject to the conditions set forth in this Agreement (such purchase and sale, the “Transaction”);

WHEREAS, simultaneously with the closing of the Transaction, it is contemplated that the Buyer will acquire (i) all of the issued and outstanding equity of CapitalSouth Partners Fund II, L.P., CapitalSouth Partners F-II, LLC, CapitalSouth Partners SBIC Fund III, L.P., and CapitalSouth Partners SBIC F-III, LLC (the “Primary Formation Transactions”), and (ii) certain investment assets owned by CapitalSouth Partners Fund III, L.P., and (iii) the issued and outstanding equity of CapitalSouth Partners Florida Sidecar Fund I, L.P. and its general partner (the foregoing (i) through (iii) referred to collectively as the “Other Formation Transactions”);

WHEREAS, following the closing of the Transaction and the Other Formation Transactions, the Buyer intends to elect to be treated as a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), and to effect an initial public offering (the “IPO”) of common stock, par value $0.01 per share, of Buyer (“Common Stock”); and

WHEREAS, it is contemplated that the issuance of Common Stock by the Buyer to the Seller pursuant to this Agreement will not be subject to the registration requirements contained in the Securities Act of 1933, as amended (the “Securities Act”).

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

ARTICLE 1

DEFINITIONS; MATTERS OF CONSTRUCTION

1.1 Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and the plural forms.

“Assignment Agreement” means (i) with respect to any Purchased Asset that includes a specific form of assignment and assumption agreement or similar document within the Loan Documents or Equity Documents governing such Purchased Asset, such specific form of assignment and assumption agreement or similar document, and (ii) with respect to any other Purchased Asset, an assignment and assumption agreement or stock transfer power, as applicable, in such form as may be mutually agreed by Buyer and Seller, in each case pursuant to which Seller shall sell, transfer, assign, convey and deliver the relevant Purchased Asset to Buyer and Buyer shall assume the Purchased Asset and agree to pay, perform or otherwise discharge the Assumed Obligations.

“Assumed Obligations” has the meaning specified in Section 2.2.

“Borrowers” means those Persons who constitute “borrowers” (or any similarly defined entity) under the Loan Documents.

“Business Day” means any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are closed.

“Buyer” has the meaning specified in the preamble to this Agreement.

“Closing” has the meaning specified in Section 4.1.

“Common Stock” has the meaning specified in the recitals to this Agreement.

“Consent” means, with respect to any Purchased Asset, any consent of the Borrower, the administrative agent or other Person required in order for Seller to sell, assign, transfer, convey or deliver such Purchased Asset to Buyer.

“Court Order” means any judgment, order, decision, award, injunction, ruling, subpoena, verdict or decree of any foreign, federal, state or local court, tribunal or Governmental Body and any award in any arbitration proceeding.

“Eligible Institution” means an entity that qualifies as an “Eligible Institution”, “Approved Fund,” “Qualified Transferee”, “Permitted Lender”, “Eligible Assignee”, “Qualified Institutional Lender” or similarly defined entity under the applicable definition under the Loan Documents relating to the Purchased Loans to be acquired by such entity.

“Effective Time” has the meaning specified in Section 4.1.

“Encumbrance” means any lien, security interest, mortgage, pledge, conditional sale or other title retention agreement, adverse claim, or other encumbrance.

“Equity Documents” means the certificates or other similar documents or instruments representing the Equity Interests and the limited liability, partnership, stockholders’, voting or other similar agreements governing the rights and obligations of holders of Equity Interests, as in effect as of the Effective Time.

“Equity Interests” means the equity interests identified on Exhibit B.

“Governmental Approval” means the approval, consent, order, authorization of, declaration, filing, or registration with, any Governmental Body.

“Governmental Body” means any foreign, federal, state or local government, court, department, commission, board, bureau, agency or other governmental authority or administrative or regulatory body, any applicable securities or commodities exchange and any other self-regulatory body.

“Guarantor” means Persons who, under the Loan Documents or otherwise, have given guaranties, sureties, indemnities or made other agreements or undertakings in connection with the Purchased Loans or pledged, mortgaged or granted security interests in property to secure payment of the Purchased Loans.

“Loan Collateral” means the assets and properties securing payment of outstanding obligations of Borrowers under the Loan Documents.

“Loan Documents” means the credit and financing agreements, guarantees, subordination agreements, Notes, mortgages, deeds of trust, security agreements (including pledge and control agreements), financing statements, intercreditor agreements, and other instruments and documents affecting Seller’s ownership and economic rights with respect to the Purchased Loans which are executed and delivered to or otherwise obtained by Seller, or in which Seller has an interest in connection with the Purchased Loans, as in effect as of the Effective Time.

“Loan Files” means credit and transaction files of Seller relating to the Purchased Loans, including Loan Documents, Third Party Reports, operating statements, Borrower financial statements, budgets, recent borrowing base, compliance and advance certificates, and other documents of Seller that relate to the Purchased Loans, in each case in the possession of Seller as of the Effective Time.

“Loan Schedule” means the schedule attached hereto as Exhibit A, which identifies (i) each Purchased Loan, (ii) the name of the Borrower of each Purchased Loan, (iii) the interest rate on each Purchased Loan, (iv) the maturity date of each Purchased Loan, (v) the outstanding unpaid principal amount of each Purchased Loan, and (vi) the amount of accrued interest for each Purchased Loan, in each case as of the date hereof.

“Notes” means the original executed promissory notes issued to the order of the Seller, or copies of a “master” note if no such note was issued to Seller or an allonge endorsing a note in favor of Seller, evidencing indebtedness owing to the Seller under a Purchased Loan.

“Outside Date” means December 31, 2013.

“Parties” has the meaning specified in the preamble to this Agreement.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, business trust, joint venture, association or other entity or Governmental Body.

“Purchased Assets” has the meaning specified in Section 2.1.

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Loans” means the loans identified on the Loan Schedule, including principal and accrued and unpaid interest thereon.

“Requirements of Law” means any federal, state or local law, statute, regulation, rule, code, ordinance or Court Order enacted, adopted, issued or promulgated by any Governmental Body, including laws pertaining to usury and other laws applicable to banking institutions and banking activities, in each case together with the rules and regulations promulgated thereunder.

“SBA” means the U.S. Small Business Administration.

“SEC” means the Securities and Exchange Commission.

“Securities Act” has the meaning set forth in the recitals to this Agreement.

“Seller” has the meaning specified in the preamble to this Agreement.

“Shares” has the meaning specified in Section 3.1.

“Third Party Reports” means all reports, appraisals and other written materials prepared by third parties for Seller with respect to the Purchased Loans, including all real estate appraisals, equipment appraisals and environmental reports that relate to the Purchased Loans.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of New York or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Loan Collateral, the Uniform Commercial Code (or any successor statute) of such state.

1.2 Matters of Construction. The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun shall be deemed to cover all genders. All references: to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; to any agreement, instrument or other documents shall include any and all modifications and supplements thereto and any and all restatements, extensions or renewals thereof; to any person or entity shall mean and include the successors and permitted assigns of such person or entity; “to,” “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time on the day in question in New York, New York, unless otherwise expressly provided in this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1 Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and assume from Seller, all of Seller’s right, title and interest in, to and under the following, wherever located (collectively, the “Purchased Assets”):

(a)	each Purchased Loan including, to the extent permitted to be assigned under applicable Requirements of Law, all claims, suits, causes of action and any other right of the relevant Seller under the Loan Documents against any Person, whether known or unknown, arising under or in connection with the Loan Documents or in any way based on or related to any of the foregoing;

(b)	the Loan Documents relating to such Purchased Loan;

(c)	the Loan Files relating to such Purchased Loan;

(d)	each of the Equity Interests; and

(e)	each of the Equity Documents relating to such Equity Interests.

2.2 Assumed Obligations. At the Effective Time, Buyer and Seller shall execute and deliver the Assignment Agreements with respect to the Purchased Assets, pursuant to which Buyer shall assume all obligations under the Loan Documents and/or Equity Documents, as applicable, to the extent, and only to the extent, that such obligations arise out of or relate to facts, events or circumstances arising or occurring on or after the Effective Time (collectively, the “Assumed Obligations”).

ARTICLE 3

PURCHASE PRICE

3.1 Purchase Price.

(a) The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be 338,746 shares of Common Stock (the “Shares”).

(b) For the avoidance of doubt, all payments made with respect to the Purchased Assets prior to the Effective Time shall be for the account of Seller, and all payments with respect to the Purchased Assets from and after the Effective Time shall be for the account of Buyer; provided, however, that to the extent accrued interest has been recognized as income by Seller, the payment of such accrued interest after the Effective Time shall be for the account of Seller.

(c) The Purchase Price is agreed by Buyer and Seller to represent the aggregate value of the Purchased Assets, including all rights, liabilities and obligations with respect thereto, as of the Effective Date.

ARTICLE 4

CLOSING

4.1 Closing; Effective Time. The closing of the purchase and sale of the Purchased Assets and the assumption of Assumed Obligations (the “Closing”) shall, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article 8 and Article 9 (other than those that can only be satisfied at the Closing), take place simultaneously with, and at the time and place of, the closing of the Other Formation Transactions, or at such other time and place as Seller and Buyer may agree (the time of such Closing, the “Effective Time”). At the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer the Purchased Assets and the Assumed Liabilities, and Buyer shall purchase, accept and assume the Purchased Assets and Assumed Liabilities.

4.2 Buyer’s Deliveries. At the Closing, Buyer shall:

(a) issue the Shares to Seller; and

(b) deliver to Seller a counterpart of each relevant Assignment Agreement, duly executed (where applicable) on behalf of Buyer.

4.3 Seller’s Deliveries. At the Closing, Seller shall deliver to Buyer all of the following:

(a) a counterpart of each Assignment Agreement with respect to the sale and assignment of the relevant Purchased Assets duly executed on behalf of Seller and each Person for which a Consent is required for such Purchased Asset (unless a separate Consent has been delivered);

(b) the Notes and other Loan Documents with respect to such Purchased Loans (to the extent in the possession of Seller);

(c) any Loan Files in the possession of Seller; and

(d) the Equity Documents.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller hereby represents and warrants to Buyer as follows:

5.1 Organization; Compliance with Laws. Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization with full power and authority to own the Purchased Assets and to consummate the Transaction. Seller’s ownership of the Purchased Assets has at all times been conducted in all material respects in accordance with all applicable Requirements of Law.

5.2 Authority. Seller has full power and authority to execute, deliver and perform this Agreement and the Assignment Agreements to which it will be a party. All action required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the Assignment Agreements has been taken. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, and the Assignment Agreements have been duly authorized by Seller and upon execution and delivery by Seller will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Consents. None of the execution and delivery of this Agreement or the Assignment Agreements, the consummation of the Transaction, or compliance by Seller with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets, under (i) Seller’s organizational documents, (ii) any Loan Document or Equity Document, or any other material agreement or material instrument (other than a Loan Document or Equity Document) to which Seller is a party or by which Seller is bound with respect to any Purchased Asset, (iii) any Court Order to which Seller is a party or by which Seller is bound with respect to any Purchased Asset, or (iv) any Requirements of Law applicable to Seller, except to the extent such breach or default would not materially and adversely affect the Purchased Assets or the Transaction;

(b) except as set forth in Schedule 5.3, require the approval, Consent, authorization or act of, or the making or giving by Seller of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Seller of this Agreement or the Assignment Agreements or the consummation of any of the transactions contemplated hereby or thereby; or

(c) require any Governmental Approval.

5.4 Purchased Assets. Seller has and, as of the Effective Time, will transfer to Buyer, good title to all of the Purchased Assets, free and clear of any Encumbrances. The Purchased Assets represent all the investment assets of Seller.

5.5 Securities Law Matters. Seller is an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) and is acquiring the Shares without any present intention of offering or selling the Shares in violation of the Securities Act. Seller has received information determined by it to be necessary in order to make an informed investment decision regarding the investment in the Shares. Seller acknowledges that the Shares have not been registered under the Securities Act or under the securities laws of any state, and, therefore, cannot be sold unless it is subsequently registered under the Securities Act and any applicable state securities laws or an exemption from registration is available. Further, Seller understands that the transfer agent records will reflect the foregoing restrictions and, so long as such restrictions are in effect, a stop-transfer order may be placed against transfer of such Shares. Unless otherwise required by applicable Requirements of Law, such restrictions shall be removed (a) upon the sale of such Shares pursuant to an effective registration statement under the Securities Act, (b) in connection with any other sale, assignment or transfer transaction, if Seller provides Buyer with an opinion of counsel, in form, substance, and scope, and from such counsel, as may be reasonably acceptable to Buyer, to the effect that the sale, assignment or other transfer of the Shares may be made without registration under the Securities Act, or (c) if Seller provides Buyer with notice that the Shares are being sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto). Seller agrees to sell the Shares only in compliance with all applicable securities laws.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

6.1 Organization of Buyer. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, with full power and authority to consummate the transactions contemplated hereby.

6.2 Authority of Buyer. Buyer has full power and authority to execute, deliver and perform this Agreement and the Assignment Agreements. All corporate or other legal action required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the Assignment Agreements has been taken. This Agreement has been duly authorized, executed and delivered by Buyer in accordance with its terms, and the Assignment Agreements have been duly authorized by Buyer and upon execution and delivery by Buyer will be a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally, and any limitation imposed by general equity principles, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

6.3 Consents. Neither the execution and delivery of this Agreement or the Assignment Agreements nor the consummation of the Transaction nor compliance by Buyer with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) conflict with, result in a material breach of the terms, conditions or provisions of, or constitute a material default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (i) the organizational documents of Buyer, (ii) any material agreement or material instrument to which Buyer is a party or by which Buyer is bound, (iii) any Court Order to which Buyer is a party or by which Buyer is bound or (iv) any Requirements of Law applicable to Buyer, in each case except to the extent such breach or default would not materially and adversely affect Buyer’s ability to acquire the Purchased Assets or perform the Assumed Obligations;

(b) require the approval, Consent, authorization or act of, or the making or giving by Buyer of any notice, declaration, filing, report or registration with, any Person in connection with the execution and delivery by Buyer of this Agreement or the Assignment Agreements or the consummation of any of the Transaction; or

(c) require any Governmental Approval.

6.4 Status of Buyer. Buyer (i) is or at Closing will be a “sophisticated” investor and/or an “accredited” investor as that term is defined in Rule 501 of Regulation D under the Securities Act, or a “qualified purchaser” as defined in Section 2(a)(51) of the 1940 Act, (ii) is an Eligible Institution, (iii) is able to bear the economic risk associated with the purchase of the Purchased Assets and the assumption of the obligations thereunder, and (iv) has such knowledge and experience so as to be aware of the risks and uncertainties inherent in the purchase of rights and assumption of liabilities, including the Assumed Obligations, of the type contemplated in this Agreement. Without characterizing the Purchased Assets as a “security” within the meaning of the Securities Act or any other securities laws, Buyer is not purchasing the Purchased Assets with a view towards sale or distribution thereof in violation of the Securities Act.

ARTICLE 7

ADDITIONAL AGREEMENTS

7.1 Notices; Post-Closing Remittances; Correspondence; Further Assurances.

(a) Promptly following the Effective Time, the Parties shall give notice to all Borrowers, Guarantors and other necessary Persons, in form and substance reasonably acceptable to Buyer, notifying them of the sale of the relevant Purchased Assets to Buyer and shall provide them with information regarding the account(s) to which all payments under the Loan Documents and Equity Documents shall be made following the Effective Time. Buyer agrees to cooperate with Seller in all respects in connection with the foregoing and shall promptly provide Seller with such information as it may require in connection with providing such notices.

(b) Amounts which are paid in respect of the Purchased Assets and are received by Seller following the Effective Time in respect of Purchased Assets shall be received by Seller as agent, in trust for and on behalf of Buyer and Seller shall pay promptly all of such amounts over to Buyer and shall provide Buyer information, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto. All amounts in respect of assets of Seller that are not Purchased Assets that are received by Buyer following the Effective Time shall be received by Buyer as agent, in trust for and on behalf of Seller, and Buyer shall promptly pay all of such amounts over to Seller and shall provide to Seller information relating thereto, to the extent known, as to the nature, source and classification of such payments, including any invoice relating thereto.

(c) Following the Effective Time, to the extent that Seller receives (and Buyer does not also receive) any mail (including electronic mail) or other correspondence or materials relating to the Purchased Assets or the Assumed Obligations (other than any internal mail, correspondence, or materials generated by Seller itself), Seller shall promptly forward such mail, correspondence, or other materials to Buyer.

(d) Seller shall use commercially reasonable efforts to execute such other assignments, novations, transfer documents, instruments of further assurance (including without limitation, if and to the extent necessary, lost certificate affidavits and related indemnities), approvals and consents as are necessary or proper in order to complete, ensure and perfect the sale, transfer and conveyance of the Purchased Assets and the Assumed Obligations to Buyer and the consummation of the other transactions contemplated hereby, and to effect the economic intentions of the parties. Without in any way limiting the foregoing, in the event any purported assignment of a Purchased Asset hereunder is determined to not be effective as of closing, whether due to the failure to obtain a required consent or otherwise, Seller shall be deemed to have granted to Purchaser, as of the Effective Time, a 100% participation interest in such Purchased Asset (and shall execute such documentation as may be required to evidence such participation interest), until such time as the assignment is effective.

(e) Following Closing, the Seller shall hold the Shares for the period (the “Lock-Up Period”), and on the terms, set forth in the lock-up agreement executed by the Seller in connection with the IPO; provided, however, that the Shares allocated to a given limited partner of the Partnership (each, a “Limited Partner”) shall be released by Seller to such Limited Partner upon the earlier of (i) the date in which the relevant Limited Partner delivers a lock-up agreement substantially similar to the lock-up agreement executed by Seller, and (ii) expiration of the Lock-Up Period. For the avoidance of doubt, each Limited Partner shall be the beneficial owner of the Shares allocated to it and held by the Seller and shall have the right to vote (or direct the voting of) such Shares on any matter on which shareholders of the Corporation are entitled to vote. Unless otherwise instructed by a Limited Partner with respect to the Shares allocated to such Limited Partner, Seller shall opt out of Buyer’s dividend reinvestment program with respect to the Shares it holds.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Effective Time, of the following conditions, any or all of which may, to the extent legally permissible, be waived in Buyer’s sole discretion:

8.1 Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Effective Time (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such date).

8.2 Obligations Performed. Seller shall have performed and complied in all material respects with all of the obligations, covenants and agreements required by this Agreement required to be performed or complied with by it prior to the Effective Time.

8.3 No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the Transaction.

8.4 Consents. All Consents required to have been obtained in connection with the sale of the Purchased Assets shall have been obtained and not revoked or rescinded, except to the extent the failure to obtain such Consents would not materially and adversely affect the Purchased Assets or the Transaction.

8.5 SBA Approval; Other Formation Transactions. The SBA shall have approved the change of control contemplated by the Primary Formation Transactions (which conditional approval shall become final following the consummation of the Transaction and the satisfaction of the SBA’s requirements in connection therewith) (the “SBA Approval”) and the conditions to Closing of the Other Formation Transactions shall have been duly satisfied or waived.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Effective Time, of the following conditions any or all of which may, to the extent legally permissible, be waived in Seller’s sole discretion:

9.1 Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects as of the Effective Time (except for representations and warranties expressly stated to relate to a specific date, in which case such representation and warranties shall be true and correct in all material respects as of such date).

9.2 Obligations Performed. Buyer shall have performed and complied in all material respects with all obligations, covenants and agreements required by this Agreement to be performed or complied with by it prior to the Effective Time.

9.3 No Restraint or Litigation. No action, suit, claim, investigation or proceeding shall have been instituted to restrain or prohibit or otherwise challenge the legality or validity of the Transaction.

9.4 Consents. All Consents required to have been obtained in connection with the sale of the Purchased Assets shall have been obtained and not revoked or rescinded, except to the extent the failure to obtain such Consents would not materially and adversely affect the Purchased Assets or the Transaction.

9.5 SBA Approval; Other Formation Transactions. The SBA Approval shall have been obtained and the conditions to closing of the Other Formation Transactions shall have been duly satisfied or waived.

ARTICLE 10

TERMINATION

10.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a) by mutual written agreement of Seller and Buyer;

(b) by Seller or Buyer after the Outside Date, by written notice to the other Party, if the Closing with respect to any Purchased Asset has not occurred for any reason other than a breach of this Agreement by the terminating Party;

(c) by Seller or Buyer if any court of competent jurisdiction or any Governmental Body shall have issued an order or taken any other final action restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order or other action is or shall have become final and nonappealable; provided, however, that the Party seeking to terminate this Agreement pursuant to this Section 10.1(c) shall have used commercially reasonable efforts to prevent the entry of and to remove such order or other final action;

(d) by Buyer, if there has been a material breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement which (x) would result in a failure of a condition set forth in Article VIII, and (y) cannot be cured prior to the Outside Date; or

(e) by Seller, if there has been a material breach by Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement which (x) would result in a failure of a condition set forth in Article IX, and (y) cannot be cured prior to the Outside Date.

10.2 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 10.1 hereof, this Agreement shall become void and there shall be no liability on the part of any Party hereto except (a) this Section 10.2 and the obligations set forth in Article 11 hereof shall survive any such termination of this Agreement and (b) nothing herein shall relieve any party from liability for breach of this Agreement prior to termination.

ARTICLE 11

GENERAL PROVISIONS

11.1 Notices. All notices required under this Agreement shall be in writing and shall be given upon: (a) personal delivery (including delivery by overnight courier) of the written notice; (b) sending the message by a telecopy or facsimile machine to the other party’s telecopy or facsimile machine, provided the sending machine automatically prints a message confirming that the message was received, and a copy thereof is forthwith mailed or sent by personal delivery to the addressee; (c) when sent by electronic mail (with hard copy to follow) during a Business Day (or on the next Business Day if sent after the close of normal business hours or on any non-Business Day); or (d) if sent via United States mail, the third day following mailing, certified mail, return receipt requested, postage prepaid and appropriately addressed. Such addresses shall be:

If to Seller, to:

CapitalSouth Partners Fund I, Limited Partnership

4201 Congress Street, Suite 360

Charlotte, NC 28209

704.376.5502 phone

704.376.5877 fax

Contact: Joseph B. Alala, III

If to Buyer, to:

Capitala Finance Corp.

4201 Congress Street, Suite 360

Charlotte, NC 28209

704.376.5502 phone

704.376.5877 fax

Contact: Joseph B. Alala, III

or to such other address as such party may indicate by a notice delivered to the other parties hereto in accordance with this Section 11.1.

11.2 Successors and Assigns. No Party may assign its rights and/or obligations under this Agreement without the prior written consent of the other parties. Subject to the foregoing, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the Parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provisions of this Agreement, and this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the Parties to this Agreement and their respective permitted successors and assigns.

11.3 Entire Agreement; Exhibits and Schedules; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the other documents referred to herein contain the entire understanding and agreement of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, inducements, understandings, disclosures, correspondence, offering memoranda or letters of intent between or among any of the parties hereto, whether expressed or implied, oral or written, regarding the same subject matter. Each of the Exhibits and Schedules attached hereto are incorporated into this Agreement and by this reference made a part hereof. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

11.4 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provisions of this Agreement shall not be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

11.5 Expenses. Each party hereto will pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including fees, expenses and disbursements of its counsel and accountants.

11.6 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Requirements of Law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provisions shall be ineffective to the extent, but only to the extent, of such invalid, illegal or unenforceable provisions or other provisions hereof.

11.7 Execution in Counterparts. This Agreement may be executed in one or more counterparts, including facsimiles thereof and through electronic transmission, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to Seller and Buyer.

11.8 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents (including without limitation, if and to the extent necessary, any required lost certificate affidavit and related indemnity) and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement, including, but not limited to assignments of filed UCC financing statements and other documents of record.

11.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflicts of law provisions thereof.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

BUYER: CAPITALA FINANCE CORP.

By:
Name: Title:

SELLER: CAPITALSOUTH PARTNERS FUND I LIMITED PARTNERSHIP

By:	CapitalSouth Partners, LLC, as General Partner

By:
Name: Title:

GENERAL PARTNER: CAPITALSOUTH PARTNERS, LLC

By:
Name: Title:

[signature page – Fund I Asset Purchase]